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                                                                     EXHIBIT 8.1
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                                 ____________________, 2000


TeleBeam, Incorporated
467 East Beaver Avenue
State College, PA 16801

Re: Certain Federal Income Tax Consequences of the Amended and Restated Agreement and Plan of Merger among Conestoga Enterprises, Inc., TeleBeam, Incorporated and TE Merger Corporation

Gentlemen:

          We have acted as special tax counsel to TeleBeam, Incorporated, a Delaware corporation ("TeleBeam"), in connection with the proposed merger (the "Merger") of TeleBeam with and into TE Merger Corporation, a Pennsylvania corporation ("Merger Sub"), pursuant to the terms of the Amended and Restated Agreement and Plan of Merger among Conestoga Enterprises, Inc., a Pennsylvania corporation ("CEI"), TeleBeam and Merger Sub dated as of November 12, 1999 (the "Merger Agreement"), and as further described in the Registration Statement on Form S-4 filed by CEI with the Securities and Exchange Commission (the "Registration Statement").

          This opinion is being rendered pursuant to your request and in accordance with the requirements of the Registration Statement and Section 7.7 of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

          In rendering the opinion set forth below, we have relied upon certain written representations and covenants of CEI and of TeleBeam ("Representation Certificates"), as well as those representations set forth in Sections 3.25 and
4.12 of the Merger Agreement. In connection with this opinion, we have examined and are relying upon (without any independent examination or review) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents: (i) the Merger Agreement, (ii) the Representation Certificates, (iii) the Registration Statement, and (iv) such other instruments and documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.

                                    FACTS
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          Pursuant to the Merger Agreement, TeleBeam will merge with and into
Merger Sub. Merger Sub will be the surviving corporation and will continue to be a wholly-owned subsidiary of CEI following the Merger.

                                   OPINIONS
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          In connection with the opinions set forth below with respect to the
Merger, we have reviewed and relied upon the following documents:

          (i) The charter, bylaws and directors' and stockholders' resolutions of TeleBeam;

          (ii) The charter, bylaws, organizational documents and directors' resolutions of Merger Sub and CEI;

          (iii) The Merger Agreement between TeleBeam, Merger Sub and CEI;

          (iv) Articles of Merger which will be filed in Pennsylvania and Delaware;

          (v)   Certificates of Officers of both TeleBeam and CEI;

          (vi) Such other documents as we have deemed relevant or appropriate to our opinion.
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          In rendering this opinion, we have relied upon the accuracy and authenticity of the information contained in such documents. This opinion is further based upon the following assumptions which we have made with your consent and upon which we are relying:

          (i) The TeleBeam shareholders will receive shares of CEI voting common stock in exchange for their shares of TeleBeam voting common stock surrendered in the exchange based upon a formula provided in the Merger Agreement;

          (ii) Immediately following the transaction, Merger Sub will possess all of the assets and liabilities as possessed by TeleBeam immediately prior to the transaction;

          (iii) Merger Sub will continue the historic business of TeleBeam or will use a significant portion of TeleBeam's assets in the continuing business of Merger Sub and CEI;

          (iv) The Merger will be consummated in accordance with the Merger Agreement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof);

          (v) The Merger will qualify as a merger under the applicable law of Pennsylvania and Delaware; and

          (vi) The Merger Agreement and all other documents and instruments referred to therein are valid and binding in accordance with their terms.

          Based upon the foregoing facts, documents and assumptions, it is our opinion that for U.S. federal income tax purposes:

          (i) The merger of TeleBeam into Merger Sub will constitute a "reorganization" within the meaning of Sections 368 (a) (1) (A) and 368 (a) (2)
(D) of the Internal Revenue Code of 1986, as amended (the "Code"), and TeleBeam, Merger Sub and CEI will each be a party to the "reorganization" within the meaning of Section 368(b) of the Code;

          (ii) No gain or loss will be recognized by TeleBeam, Merger Sub or CEI as a result of the Merger;

          (iii) No gain or loss will be recognized by the TeleBeam stockholders upon the exchange of their shares of TeleBeam voting common stock solely for shares of CEI voting common stock pursuant to the Merger;

          (iv) The aggregate tax basis of the shares of CEI voting common stock received solely in exchange for shares of TeleBeam voting common stock pursuant to the Merger will be the same as the aggregate tax basis of the shares of TeleBeam voting common stock exchanged therefor;

          (v) The holding period for the shares of CEI voting common stock received in exchange for shares of TeleBeam voting common stock pursuant to the Merger will include the holding period of the shares of TeleBeam voting common stock exchanged therefor, provided such shares of TeleBeam voting common stock were held as capital assets by the stockholder at the effective date of the Merger;

          (vi) The payment of cash in lieu of fractional share interests of CEI voting common stock will be treated as if the fractional share interests were distributed as part of the Merger and then redeemed by CEI. Such cash payments will be treated as having been received as a distribution in full payment in exchange for the fractional share interest redeemed, as provided in
Section 302(a) of the Code;

          (vii) As provided in Section 381(c)(2) of the Code and related Treasury Regulations, Merger sub will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of

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TeleBeam as of the Merger. Any deficit in the earnings and profits of Merger Sub or TeleBeam will be used only to offset the earnings and profits accumulated after the Merger;

          (viii) Holders of unexercised TeleBeam stock options who receive Conestoga common stock equal to the deemed value of the stock options will be treated as receiving ordinary income equal to the fair market value of the Conestoga common stock received; and

          (ix) Pursuant to Section 381(a) of the Code and related Treasury Regulations, Merger Sub will succeed to and take into account the items of TeleBeam described in Section 381(c) of the Code. Such items will be taken into account by Merger Sub subject to the conditions and limitations of Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

          The above opinions are based solely upon the documents, facts and assumptions stated above. Any inaccuracy in, or breach of, any of the aforementioned agreements, documents or assumptions, or any change after the date hereof in the applicable law could adversely affect our opinion. Furthermore, the tax consequences described above may not be applicable to stockholders subject to special treatment under certain federal income tax laws, such as foreign holders or holders whose stock was acquired pursuant to the exercise of an option.

          No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes in federal income law or administrative practice that may affect our opinion after the effective date of the Merger.

                                Very truly yours,



                                Saul, Ewing, Remick & Saul LLP

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